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                              RESTATED OPTION AGREEMENT

THE AGREEMENT, made as of the 9th day of February 1998 by and between:

(1) GETTY INVESTMENTS LLC, a limited liability company organised and existing under the laws of the State of Delaware, United States of America, with its principal office at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502, USA (hereinafter "GETTY INVESTMENTS");

(2) GETTY IMAGES, INC., a company incorporated and existing under the laws of Delaware, with its principal office at 500 North Michigan Avenue, Suite 1700, Chicago, Illinois 60611, USA, (hereinafter "GETTY IMAGES"); and

(3) GETTY COMMUNICATIONS PLC, a company incorporated under the laws of England and Wales (registered number 3005770), with its registered office at 101 Bayham Street, Camden Town, London NW1 0AG, England (hereinafter "GETTY COMMUNICATIONS").

WITNESSETH:

WHEREAS Getty Investments owns a significant interest in Getty Images;

WHEREAS ownership of Getty Investments resides in membership interests held by trusts and other entities whose beneficial owners and beneficiaries are members of the Getty family;

WHEREAS said members of the Getty family have consented to the use and registration of the "Getty" name as a trade name, trademark and service mark by Getty Images and the companies under its control and Getty Investments hereby agrees to provide to the extent it is able to any written consent required to achieve registration, where the rights or trade marks of the Getty family and related companies are cited as obstacles in the prosecution of "Getty" Marks of Getty Images;

WHEREAS Getty Images and its subsidiaries use or intend to use the trade names, trademarks and service marks "Getty" and derivations thereof, including without limitation the trade names, trade marks and service marks set forth in Schedule A (hereinafter collectively the "GETTY MARKS" which term shall include any future trade names, trademarks and service marks incorporating "Getty" and the aforementioned design) for photograph library, stock film and video agency services, and related goods and services;

WHEREAS Getty Communications and its subsidiaries have applied for registration of the Getty Marks in the United States, the United Kingdom, and the European Union and any other jurisdiction; and

WHEREAS Getty Investments wishes to retain control over the Getty Marks in the event that a third party acquires a Controlling Interest (as hereinafter defined) of Getty Images,

NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties do hereby agree as follows:


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1.     GRANT OF OPTION

       Subject to the terms and conditions set forth below, and for consideration of $1 (the receipt and adequacy of which are hereby acknowledged) Getty Images grants to Getty Investments the right and option to purchase all right, title and interest in and to the Getty Marks, together with the goodwill of the business symbolised by the marks, and all applications and registrations for said marks, for the sum of $100. Getty Images shall not sell, transfer or encumber the Getty Marks, or any interest therein, without the prior written consent of Getty Investments.

2.     EXERCISE OF OPTION

       (a) Getty Investments shall have the right to exercise said option at any time in the future, but only after a third party (or related third party group) shall obtain a Controlling Interest in Getty Images. For the purposes hereof, the phrase "Controlling Interest" shall mean the ability to cast a majority of the total votes capable of being cast at any meeting of the holders of shares in Getty Images. Getty Investments shall have thirty (30) days after being notified in writing that any such third party has obtained a Controlling Interest in Getty Images in which to exercise this option by mailing, by certified mail, return receipt requested, a written notice of its exercise to Getty Images together with the payment of $100.

       (b) Within thirty (30) days of the receipt of said notice and payment Getty Images and Getty Communications shall execute and deliver to Getty Investments an assignment of all right, title and interest in and to the Getty Marks and all applications and registrations for said marks. Said assignment shall be in a form suitable for recordal with the appropriate governmental agencies of the United States, the United Kingdom and the European Union and any other jurisdiction in which the Getty Marks are registered or in which there are applications for registration pending. In the event that the assignments supplied are not in a form suitable for recordal with the appropriate governmental agencies or further documentation is required, Getty Images and Getty Communications undertake to execute any such further documents reasonably required by Getty Investments to effect final recordal of assignment.

3.     PHASE-OUT PERIOD AND LICENSE

       (a) Getty Images shall have one year from the date of the notice referred to in Clause 2(b) above, to phase out all use by Getty Images and its subsidiaries of all the Getty Marks (hereinafter the "PHASE-OUT PERIOD").

       (b) During the term of the Phase-Out Period, Getty Investments grants to Getty Images and its subsidiaries a written licence to use the Getty Marks throughout the world in connection with the goods, services and business of

          Getty Images and its subsidiaries, subject to the following terms and conditions:

               (i) the license shall become effective as of the date of the assignment and shall expire one year from said date;

               (ii)  the license shall be royalty free;

               (iii) all use of the Getty Marks by Getty Images and its
                     subsidiaries during the Phase-Out Period shall inure to the benefit of Getty Investments, and all such uses shall bear appropriate legal notices indicating that the marks are being used under license from Getty Investments;

               (iv) Getty Images shall maintain the same high standard of quality for the goods and services offered for sale and sold under the Getty Marks as it maintained while they were under its ownership, and Getty Investments shall have the right to make such inquiries, and to conduct such investigations, as it reasonably deems necessary to insure the continued maintenance by Getty Images of this high standard of quality; and

               (v) upon the expiration of the Phase-Out Period, Getty Images and its subsidiaries shall immediately cease to use, in any manner and for any purpose, directly or indirectly, any of the Getty Marks, and promptly destroy all remaining inventory of materials bearing any of the Getty Marks.

4.     ADOPTION OF NEW NAMES AND MARKS

       (a) During the Phase-Out Period, Getty Investments shall have the right to determine that the new trade names, trademarks and service marks to be used by Getty Images and its subsidiaries (hereinafter "NEW NAMES AND MARKS") do not contain the Getty Marks nor be confusingly similar to any of the Getty Marks.

       (b) No later than ninety (90) days prior to the expiration of the Phase-Out Period, Getty Images shall submit for the review of Getty Investments its proposed new Names and Marks. Getty Investments shall have thirty (30) days within which to object to such new Names and Marks. If Getty Investments fails to respond in writing within this period, Getty Investments shall have no further right to object.

       (c) Upon the expiration of the Phase-Out Period, Getty Images and those of its subsidiaries that use the Getty Marks in their corporate name shall take all appropriate steps to change its corporate names, to communicate this change to their customers, and shall cease to use the Getty Marks.

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5.     FURTHER ASSURANCE

       (a) Getty Images shall, if requested by Getty Investments, procure that any subsidiary of it that uses the Getty Marks shall enter into an agreement with Getty Investments in similar terms to this Agreement (the "SUBSIDIARY AGREEMENT") save that if such subsidiary ceases to be a subsidiary of Getty Images without also ceasing its use of the Getty Marks and transferring any ownership rights to Getty Images, the Phase Out Period in the Subsidiary Agreement shall be 10 days.

       (b) Getty Images agrees that it will and will procure that its subsidiaries will do and execute all necessary acts and documents to give effect to this Agreement.

6.     NOTICES

       All notices or other communications required or permitted by this Agreement shall be in writing and sent to the parties at the following addresses:

       TO GETTY INVESTMENTS:

       Getty Investments LLC
       1325 Airmotive Way, Suite 262
       Reno
       Nevada 89502
       USA

       Attention:    Jan Moehl/Mark Jenness

       TO GETTY IMAGES:

       Getty Images, Inc
       101 Bayham Street
       Camden Town
       London NW1 0AG
       England

       Attention:    Jonathan Klein

       TO GETTY COMMUNICATIONS:

       Getty Communications plc
       101 Bayham Street
       Camden Town
       London NW1 0AG
       England

       Attention:    Jonathan Klein

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7.     MISCELLANEOUS

       (a)     This agreement is governed exclusively by Delaware law.

       (b) To the fullest extent permitted by law any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by mandatory final and binding arbitration in New York City, New York, USA under the auspices of and in accordance with the rules, then obtaining, of the American Arbitration Association, to the extent not inconsistent with the Delaware Uniform Arbitration Act and judgment upon the award tendered may be entered in any court having jurisdiction thereof. The reasonable fees, costs and expenses, including legal fees, incurred in connection with such arbitration shall be borne equally by the parties. Nothing in this paragraph 7(b) shall limit any right that any party may otherwise have to seek to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any such arbitration proceeding.

       (c) In the event of an action for breach of this agreement, the parties acknowledge that recovery of damages shall not be a sufficient remedy, and the aggrieved party shall be entitled to specific performance thereof in addition to other legal remedies to which it may be entitled.

       (d) Getty Investments shall have the right to record this agreement against any and all applications and registrations of the Getty Marks with the appropriate governmental agencies of the United States, the United Kingdom and the European Union and any other jurisdictions.

       (e) This agreement is binding upon the parties hereto, their subsidiaries, divisions and all those acting in concert or in participation with them or under their direction or control, and upon their successor and assigns.

       (f) In the event that a Getty Images subsidiary which has not executed this agreement uses any of the Getty Marks at any time in the future, such entity shall be required by Getty Images to execute this agreement in counterpart, and Getty Investments shall be provided a copy of said counterpart.

       (g) This agreement embodies the entire agreement of the parties hereto and supersedes all prior negotiations, understandings and agreements whether written or oral. No part of this agreement may be varied by any party hereto, except by a writing signed by each of the parties.

IN WITNESS THEREOF, the parties have caused this agreement to be executed by their duly authorised officers.

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Date:                              GETTY INVESTMENTS LLC
      --------------------------

                                   By:    /s/ Jan D. Moehl
                                          ---------------------------------

                                   Name:  Jan D. Moehl
                                          ---------------------------------

                                   Title: Officer
                                          ---------------------------------

Date:                              GETTY IMAGES, INC.
      --------------------------

                                   By:    /s/ Mark Torrance
                                          ---------------------------------

                                   Name:  Mark Torrance
                                          ---------------------------------

                                   Title: Director
                                          ---------------------------------

Date:                              GETTY COMMUNICATIONS PLC
      --------------------------
                                   By:    /s/ Mark Getty
                                          ---------------------------------

                                   Name:  Mark Getty
                                          ---------------------------------

                                   Title: Director
                                          ---------------------------------